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                                                                   EXHIBIT 99.3





                                    CONSENT
                                       OF
                               SMITH BARNEY INC.


The Board of Directors
Enron Corporation
1400 Smith Street
Houston, TX 77002-7369


Members of the Board:


        We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of Enron Corporation ("Enron") as Annex C to the Joint Proxy Statement/Prospectus of Enron and Portland General Corporation ("Portland General") relating to the proposed merger transaction involving Enron and Portland General, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "SUMMARY - Opinions of Financial Advisors-Enron" and "THE MERGERS" - Background of the Merger;" "- Reasons for the Mergers; Recommendations of the Board of Directors
- Recommendation of the Enron Board" and "- Opinions of Financial Advisors-Enron." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                        SMITH BARNEY INC.

New York, New York
October 9, 1996